                                                                     Exhibit 2.3

================================================================================

                            TAX ALLOCATION AGREEMENT

                                 by and between

                             CONEXANT SYSTEMS, INC.

                                       and

                          MINDSPEED TECHNOLOGIES, INC.

             ======================================================

                                  June 27, 2003

             ======================================================

================================================================================

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----

ARTICLE I             DEFINITIONS.......................................................................    1
     Section 1.01     General...........................................................................    1
     Section 1.02     Schedules, etc....................................................................    8

ARTICLE II            FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS..................................    8
     Section 2.01     Preparation of Tax Returns........................................................    8
     Section 2.02     Payment of Taxes..................................................................   10
     Section 2.03     Tax Refunds and Carrybacks........................................................   13
     Section 2.04     Allocation of Straddle Period Taxes...............................................   14

ARTICLE III           TAX INDEMNIFICATION; TAX CONTESTS.................................................   15
     Section 3.01     Indemnification...................................................................   15
     Section 3.02     Mindspeed Tax Acts................................................................   17
     Section 3.03     Notice of Indemnity...............................................................   18
     Section 3.04     Payments..........................................................................   18
     Section 3.05     Tax Contests......................................................................   20

ARTICLE IV            OPTIONS; COMPENSATION PAYMENTS;  INTEREST CHARGE FOR LATE PAYMENTS; CURRENCY
                      CALCULATIONS; EFFECTIVE TIME OF TRANSACTIONS......................................   21
     Section 4.01     Stock Options; Restricted Shares..................................................   21
     Section 4.02     Compensation Payments.............................................................   23
     Section 4.03     Change in Law.....................................................................   24
     Section 4.04     Interest Charge for Late Payments.................................................   24
     Section 4.05     Currency Calculations.............................................................   24
     Section 4.06     Effective Time of Transaction.....................................................   24

ARTICLE V             COOPERATION AND EXCHANGE OF INFORMATION...........................................   25
     Section 5.01     Inconsistent Actions..............................................................   25
     Section 5.02     [Intentionally Omitted]...........................................................   25
     Section 5.03     [Intentionally Omitted]...........................................................   25
     Section 5.04     Cooperation and Exchange of Information...........................................   25
     Section 5.05     Tax Records.......................................................................   26

ARTICLE VI            MISCELLANEOUS.....................................................................   27
     Section 6.01     Entire Agreement; Construction....................................................   27
     Section 6.02     Effectiveness.....................................................................   27
     Section 6.03     Survival of Agreements............................................................   27
     Section 6.04     Governing Law.....................................................................   27
     Section 6.05     Notices...........................................................................   27
     Section 6.06     Amendments........................................................................   28
     Section 6.07     Successors and Assigns............................................................   28
     Section 6.08     Captions; Currency................................................................   28
     Section 6.09     Severability......................................................................   28
     Section 6.10     Parties in Interest...............................................................   28
     Section 6.11     Schedules.........................................................................   29
     Section 6.12     Termination.......................................................................   29
     Section 6.13     Waivers; Remedies.................................................................   29
     Section 6.14     Counterparts......................................................................   29
     Section 6.15     Performance.......................................................................   29
     Section 6.16     Interpretation....................................................................   29
     Section 6.17     Dispute Resolution................................................................   30

                            TAX ALLOCATION AGREEMENT

                  TAX ALLOCATION AGREEMENT (this "AGREEMENT") dated as of June 27, 2003 by and between CONEXANT SYSTEMS, INC., a Delaware corporation ("CONEXANT"), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Conexant ("MINDSPEED").

                  WHEREAS, the Conexant Board (as defined herein) has determined that it is appropriate and desirable, subject to the terms and conditions contained in the Distribution Agreement by and between Conexant and Mindspeed dated as of the date hereof ("DISTRIBUTION AGREEMENT") for Conexant to distribute on a pro rata basis to holders of shares of Conexant Common Stock (as defined herein) the outstanding shares of Mindspeed Common Stock (as defined herein) owned by Conexant; and

                  WHEREAS, Conexant and Mindspeed wish to provide for and agree upon the allocation between the Conexant Tax Group (as defined herein) and the Mindspeed Tax Group (as defined herein) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as defined herein) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as defined herein).

                  NOW, THEREFORE, in consideration of the premises and of the respective agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                  SECTION 1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Distribution Agreement.

                  "ACTUALLY REALIZED" shall mean, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes (including estimated Taxes) payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.

                  "BOEING" shall mean The Boeing Company, a Delaware corporation.

                  "BOEING TAX GROUP" shall mean Boeing and its affiliates.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

                  "COMPENSATION PAYMENTS" shall mean all non-qualified employee benefit plan and welfare benefit plan payments made under the Employee Matters Agreement dated the date hereof by and between Conexant and Mindspeed.

                  "CONEXANT" shall have the meaning ascribed thereto in the preamble.

                  "CONEXANT BOARD" shall mean the Board of Directors of Conexant or a duly authorized committee thereof.

                  "CONEXANT COMMON STOCK" shall mean the Common Stock, par value of $.01 per share, of Conexant and the associated preferred share purchase rights.

                  "CONEXANT COMMON STOCK OPTIONS" shall mean options to acquire Conexant Common Stock.

                  "CONEXANT GROUP EMPLOYEES AND FORMER EMPLOYEES" shall mean individuals (i) who are employees of any member of the Conexant Tax Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options or Restricted Stock held by such individuals, or (ii) whose most recent employment with any member of the Conexant Tax Group or the Mindspeed Tax Group prior to such date was more closely associated with the Broadband Business or some other business rather than the Mindspeed Business.

                  "CONEXANT/MINDSPEED TAX GROUP" shall mean any corporation or other legal entity which is a member of the Conexant Tax Group or the Mindspeed Tax Group but only with respect to taxable periods (or portions thereof) ending on or before or including the Distribution Date.

                  "CONEXANT RESTRICTED STOCK" shall mean shares of Conexant Common Stock subject to restrictions on transferability and subject to a substantial risk of forfeiture.

                  "CONEXANT TAX GROUP" shall mean (i) Conexant, (ii) any corporation or other legal entity which Conexant directly or indirectly owns immediately following the Distribution Date other than a member of the Mindspeed Tax Group, (iii) any other corporation or other legal entity which Conexant directly or indirectly owned at any time prior to the Distribution Date (but only with respect to the period such corporation or other entity was so owned by Conexant) other than a member of the Mindspeed Tax Group, and (iv) solely for purposes of this Agreement and not for purposes of any other Separation Agreement, for any taxable period up to or including (A) December 6, 1996, Old Rockwell and any other corporation or legal entity owned by Old Rockwell other than a member of the Mindspeed Tax Group and (B) December 30, 1998, Rockwell and any other corporation or legal entity owned by Rockwell other than a member of the Mindspeed Tax Group.

                  "DISTRIBUTION" shall mean the distribution of the Mindspeed Common Stock on a pro rata basis to holders of Conexant Common Stock on the Distribution Date pursuant to the Distribution Agreement.

                  "DISTRIBUTION AGREEMENT" shall have the meaning ascribed thereto in the preamble.

                  "DISTRIBUTION TRANSACTION" shall mean any transaction undertaken in connection with the Distribution.

                  "DISTRIBUTION DATE" shall mean the date on which the Distribution occurs (or, if different, the date on which the Distribution is deemed to occur for U.S. federal Income Tax purposes). For purposes of this Agreement, the Distribution shall be deemed effective as of the end of the day on the Distribution Date.

                  "FOREIGN INCOME TAX" shall mean any Income Tax other than a U.S. federal, state or local Income Tax.

                  "FOREIGN INCOME TAX RETURNS" shall mean any Income Tax Return which is not a U.S. federal, state or local Income Tax Return.

                  "INCOME TAX" shall mean (a) any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above, or (b) any U.S. state or local franchise Tax; including in the case of each of (a) and

(b) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

                  "INCOME TAX BENEFIT" shall mean for any taxable period the excess of (i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

                  "INCOME TAX DETRIMENT" shall mean for any taxable period the excess of (i) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

                  "INCOME TAX RETURN" shall mean any Tax Return that relates to Income Taxes.

                  "INDEMNITEE" shall have the meaning set forth in Section 3.03.

                  "INDEMNITOR" shall have the meaning set forth in Section 3.03.

                  "INDEMNITY ISSUE" shall have the meaning set forth in Section 3.03.

                  "IRS" shall mean the Internal Revenue Service.

                  "MINDSPEED" shall have the meaning ascribed thereto in the preamble.

                  "MINDSPEED COMMON STOCK" shall mean the Common Stock, par value $.01 per share, of Mindspeed, and the related Rights.

                  "MINDSPEED COMMON STOCK OPTIONS" shall mean options to acquire Mindspeed Common Stock.

                  "MINDSPEED GROUP EMPLOYEES AND FORMER EMPLOYEES" shall mean individuals (i) who are employees of any member of the Mindspeed Tax Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options held by such individuals or (ii) whose most recent employment with any member of the Conexant Tax Group or the Mindspeed Tax Group prior to such date was more closely associated with the Mindspeed Business rather than the Broadband business or some other business.

                  "MINDSPEED TAX ACT" shall have the meaning set forth in
Section 3.02(a).

                  "MINDSPEED TAX GROUP" shall mean (i) Mindspeed and (ii) any corporation or other legal entity set forth on Schedule 1.01.

                  "MINDSPEED TAX REPRESENTATION LETTER" shall mean the letter delivered by Mindspeed to Conexant on the Distribution Date, substantially in the form set forth in Schedule 3.02(b).

                  "NON-INCOME TAX" shall mean any Tax other than an Income Tax.

                  "OLD ROCKWELL" shall mean the corporation, formerly named Rockwell International Corporation, which owned all of the Rockwell Common Stock prior to the distribution of the Rockwell Common Stock to the shareholders of such corporation on December 6, 1996.

                  "PERSON" shall mean any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a governmental entity).

                  "POST-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period beginning after the Distribution Date.

                  "POST-DISTRIBUTION TAX ACT" shall have the meaning set forth in Section 3.01(a).

                  "POST-TAX INDEMNIFICATION PERIOD" shall mean any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.

                  "PRE-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period ending on or before the Distribution Date.

                  "RESTRICTED STOCK" shall mean Conexant Restricted Stock or Mindspeed Restricted Stock.

                  "REVERSE TIMING DIFFERENCE" shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

                  "RIGHTS" shall have the meaning ascribed thereto in the Distribution Agreement.

                  "ROCKWELL" shall mean Rockwell Automation, Inc., formerly named Rockwell International Corporation, a Delaware corporation.

                  "ROCKWELL COMMON STOCK" shall mean the Common Stock, par value of $1 per share, of Rockwell.

                  "ROCKWELL TAX GROUP" shall mean Rockwell and its affiliates.

                  "SEPARATION AGREEMENTS" shall have the meaning ascribed thereto in the Distribution Agreement.

                  "STOCK OPTIONS" shall mean Mindspeed Common Stock Options or Conexant Common Stock Options.

                  "STRADDLE PERIOD" shall mean a taxable period that includes but does not end on the Distribution Date.

                  "TAX" and "TAXES" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

                  "TAX AUTHORITY" shall mean, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

                  "TAX GROUP" shall mean the Conexant Tax Group or the Mindspeed Tax Group, as the case may be.

                  "TAX INDEMNIFICATION PERIOD" shall mean any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on the Distribution Date.

                  "TAX RETURN" shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

                  "TIMING DIFFERENCE" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for the Tax Indemnification Period.

                  "WIRELESS DISTRIBUTION" shall mean the distribution of the Washington common stock on a pro rata basis to holders of Conexant Common Stock on June 25, 2002 pursuant to the Contribution and Distribution Agreement by and between Conexant and Washington Sub, Inc. dated as of December 16, 2001, as amended as of June 25, 2002.

                  "WIRELESS RULING REQUEST" shall mean the private letter ruling request dated January 10, 2002 filed by Conexant with the IRS (as modified or supplemented by any materials submitted to the IRS), seeking rulings that, inter alia, the Wireless Distribution qualified for U.S. federal Income Tax purposes as a tax-free reorganization under Section 368(a)(1)(D) of the Code.

                  "WIRELESS TRANSACTION AGREEMENTS" shall have the meaning ascribed to the phrase "Transaction Agreements" in the Contribution and Distribution Agreement by and between Conexant and Washington Sub, Inc. dated as of December 16, 2001, as amended as of June 25, 2002.

                  SECTION 1.02 SCHEDULES, ETC. References to a "SCHEDULE" are, unless otherwise specified, to a Schedule attached to this Agreement; references to "SECTION" or "ARTICLE" are, unless otherwise specified, to one of the Sections or Articles of this Agreement; references to "SUB-SECTION" are, unless the context otherwise requires, references to the section in which the reference appears; and references to this Agreement include the Schedules.

                                   ARTICLE II

                FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS

                  SECTION 2.01 PREPARATION OF TAX RETURNS.

                  (a)      UNITED STATES FEDERAL INCOME TAX RETURNS.

                  (i) Conexant shall prepare and file or cause to be prepared and filed all U.S. federal Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Conexant/Mindspeed Tax Group for any Pre-Distribution Taxable Period or Straddle Period or (B) a member of the Conexant Tax Group for any Post-Distribution Taxable Period. Mindspeed hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Conexant as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. federal Income Tax Returns of Conexant's affiliated group.

                  (ii) All U.S. federal Income Tax Returns (including amendments thereto) required to be filed in respect of a member of the Mindspeed Tax Group which are not the responsibility of the Conexant Tax Group are the responsibility of the Mindspeed Tax Group.

                  (b)      UNITED STATES STATE AND LOCAL INCOME TAX RETURNS.

                  (i) Conexant shall prepare and file or cause to be prepared and filed all U.S. state and local Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Conexant/Mindspeed Tax Group for any Pre-Distribution Taxable Period or Straddle Period including consolidated, combined and unitary Tax Returns including a member of the Mindspeed Tax Group, (B) any member of the Mindspeed Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts or has conducted both a Conexant business and a Mindspeed business or
(C) a member of the Conexant Tax Group for any Post-Distribution Taxable Period. Mindspeed hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Conexant as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. state and local Income Tax Returns of members of the Conexant Tax Group.

                  (ii) All U.S. state and local Income Tax Returns (including amendments thereto) required to be filed in respect of a member of the Mindspeed Tax Group which are not the responsibility of the Conexant Tax Group shall be the responsibility of the Mindspeed Tax Group.

                  (c)      FOREIGN INCOME TAX RETURNS.

                  (i) Conexant shall prepare and file or cause to be prepared and filed all Foreign Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Conexant Tax Group for any Pre-Distribution Taxable Period or Straddle Period, (B) a member of the Mindspeed Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts, or has conducted, both a Conexant business and a Mindspeed business, or (C) a member of the Conexant Tax Group for any Post-Distribution Taxable Period. Mindspeed hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Conexant as its agent to take any and all actions necessary or incidental to the preparation and filing of such Foreign Income Tax Returns of members of the Conexant Tax Group.

                  (ii) All Foreign Income Tax Returns (including amendments thereto) required to be filed in respect of a member of the Mindspeed Tax Group which are not the responsibility of the Conexant Tax Group shall be the responsibility of the Mindspeed Tax Group.

                  (d)      NON-INCOME TAX RETURNS.

                  (i) Conexant shall prepare and file or cause to be prepared and filed all Tax Returns (including amendments thereto) which are Non-Income Tax Returns which are required to be filed in respect of (A) a member of the Conexant Tax Group for any Pre-Distribution Taxable Period or Straddle Period), (B) any member of the Mindspeed Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts or has conducted both a Conexant business and a Mindspeed business or (C) a member of the Conexant Tax Group for any Post-Distribution Taxable Period. Mindspeed hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Conexant as its agent to take any and all actions necessary or incidental to the preparation and filing of such non-U.S. federal Income Tax Returns.

                  (ii) All Non-Income Tax Returns (including amendments thereto) required to be filed in respect of a member of the Mindspeed Tax Group which are not the responsibility of the Conexant Tax Group shall be the responsibility of the Mindspeed Tax Group.

                  (e) CONSISTENT WITH PAST PRACTICE; REVIEW BY NON-RESPONSIBLE PARTY. Unless Conexant and Mindspeed otherwise agree in writing, all Tax Returns (including amendments thereto) described in this Section 2.01 filed after the date of this Agreement for Pre-Distribution Taxable Periods or Straddle Periods, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Upon the request of the non-responsible party, the party responsible under this Section 2.01 for preparation of a particular Tax Return for Pre-Distribution Taxable Periods or Straddle Periods shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such non-responsible party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

                  (f) RESPONSIBILITY FOR FILING. Although, pursuant to this Agreement, Conexant or Mindspeed may be responsible for filing a particular Tax Return, Conexant and Mindspeed have agreed that the actual preparation and filing of certain Tax Returns will be done by the non-responsible party.
Schedule 2.01(f) attached hereto sets forth a schedule specifying such Tax Returns. Conexant and Mindspeed may agree from time to time to additions to or deletions from Schedule 2.01(f).

                  SECTION 2.02 PAYMENT OF TAXES.

                  (a) UNITED STATES FEDERAL INCOME TAXES. Except as otherwise provided in this Agreement:

                  (i) Conexant shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated U.S. federal Income Tax liability for (A) all members of the Conexant Tax Group for any Pre-Distribution Taxable Period or Straddle Period, including consolidated Tax Returns also including a member of the Mindspeed Tax Group, and (B) any member of the Conexant Tax Group for any Post-Distribution Taxable Period, provided, however, that Mindspeed, on behalf of the Mindspeed Tax Group hereby assumes and agrees to pay directly to or at the direction of Conexant, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such U.S. federal Income Tax liability of any member of the Mindspeed Tax Group attributable to the Mindspeed business, assets or activities allocated between the Conexant Tax Group, on the one hand, and the Mindspeed Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

                  (ii) Mindspeed shall pay or cause to be paid, on a timely basis, all U.S. federal Income Taxes of the Mindspeed Tax Group which are not the responsibility of the Conexant Tax Group.

                  (b) UNITED STATES STATE AND LOCAL INCOME TAXES. Except as otherwise provided in this Agreement:

                  (i) Conexant shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the state and local Income Tax liability for (A) all members of the Conexant Tax Group for any Pre-Distribution Taxable Period or Straddle Period, including consolidated, combined and unitary Tax Returns also including a member of the Mindspeed Tax Group, (B) any member of the Mindspeed Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts or has conducted both a Conexant business and a Mindspeed business, and (C) any member of the Conexant Tax Group for any Post-Distribution Taxable Period, provided, however, that Mindspeed, on behalf of the Mindspeed Tax Group hereby assumes and agrees to pay directly to or at the direction of Conexant, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such U.S. state and local Income Tax liability of any member of the Mindspeed Tax Group attributable to the Mindspeed business, assets or activities allocated between the Conexant Tax Group, on the one hand, and the Mindspeed Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

                  (ii) Mindspeed shall pay or cause to be paid, on a timely basis, all U.S. state and local Income Taxes of the Mindspeed Tax Group which are not the responsibility of the Conexant Tax Group.

                  (c) FOREIGN INCOME TAXES. Except as otherwise provided in this Agreement:

                  (i) Conexant shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Foreign Income Tax liability for (A) all members of the Conexant Tax Group for any Pre-Distribution Taxable Period or Straddle Period, (B) any member of the Mindspeed Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts, or has conducted, both a Conexant business and a Mindspeed business, or (C) any member of the Conexant Tax Group for any

Post-Distribution Taxable Period, provided, however, that Mindspeed, on behalf of the Mindspeed Tax Group hereby assumes and agrees to pay directly to or at the direction of Conexant, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such Foreign Income Tax liability of any member of the Mindspeed Tax Group attributable to the Mindspeed business, assets or activities allocated between the Conexant Tax Group, on the one hand, and the Mindspeed Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation
Section 1.1552-1(a)(2).

                  (ii) Mindspeed shall pay or cause to be paid, on a timely basis, all Foreign Income Taxes which are not the responsibility of the Conexant Tax Group.

                  (d) NON-INCOME TAXES. Except as otherwise provided in this Agreement:

                  (i) Conexant shall pay or cause to be paid, on a timely basis, all Taxes which are Non-Income Taxes due with respect to the Tax liability for (A) all members of the Conexant Tax Group for any Pre-Distribution Taxable Period, Straddle Period or Post-Distribution Taxable Period, (B) any member of the Mindspeed Tax Group for any Pre-Distribution Period or Straddle Period in which it conducts or has conducted both a Conexant business and a Mindspeed business and (C) a member of the Conexant Tax Group for any Post-Distribution Taxable Period, provided, however, that Mindspeed, on behalf of the Mindspeed Tax Group hereby assumes and agrees to pay directly to or at the direction of Conexant, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such Non-Income Tax liability of any member of the Mindspeed Tax Group, attributable to the Mindspeed business, assets or activities.

                  (ii) Mindspeed shall pay or cause to be paid, on a timely basis, all Taxes which are Non-Income Taxes which are not the responsibility of the Conexant Tax Group.

                  (e) EMPLOYMENT TAXES. Mindspeed shall pay or cause to be paid, on a timely basis, all employment Taxes for all Pre-Distribution Taxable Periods, Straddle Periods and Post-Distribution Taxable Periods attributable to
(I) any employee of the Mindspeed Tax Group on the day following the Distribution Date or (II) any individual who was neither an employee of the Mindspeed Tax Group or the Conexant Tax Group on the day following the Distribution Date but whose most recent employment prior to the Distribution Date with any member of the Mindspeed Tax Group or the Conexant Tax Group was more closely associated with the Mindspeed Business rather than the Broadband Business.

                  (f) POST-DISTRIBUTION DATE TAXES. Except as otherwise provided in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Returns pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

                  (g) CREDIT FOR PRIOR TAX PAYMENTS. To the extent any member of a Tax Group has made a payment of Taxes (including estimated Taxes) on or before the Distribution Date, the party liable for paying such Taxes under this Agreement shall be entitled to treat the payment as having been paid or caused to have been paid by such party, and such party shall not be required to reimburse the party which actually paid such Taxes.

                  (h) RESPONSIBILITY FOR PAYMENT; NOTICE OF PAYMENT DUE. Although Conexant or Mindspeed may be responsible for paying a particular Tax liability, Conexant and Mindspeed may agree that the actual payment to a Taxing Authority of certain Tax liabilities will be made by the non-responsible party. Conexant and Mindspeed may agree to prepare a schedule setting forth such Tax liabilities and may agree from time to time to additions to or deletions from such schedule. In each case where Conexant or Mindspeed, as the case may be, is required to make payment of Taxes to the other party, Conexant or Mindspeed, as the case may be shall notify the other party as to the amount of Taxes due from the other party at least five days prior to the date payment (including estimated payment) is due.

                  SECTION 2.03 TAX REFUNDS AND CARRYBACKS.

                  (a) RETENTION AND PAYMENT OF TAX REFUNDS. Except as otherwise provided in this Agreement, Conexant shall be entitled to retain, and to receive within ten days after Actually Realized by the Mindspeed Tax Group, the portion of all refunds or credits of Taxes for which the Conexant Tax Group is liable pursuant to Section 2.02 or Section 3.01(a) or is treated as having paid or caused to have been paid pursuant to Section 2.02(d), and Mindspeed shall be entitled to retain, and to receive within ten days after Actually Realized by the Conexant Tax Group, the portion of all refunds or credits of Taxes for which the Mindspeed Tax Group is liable pursuant to Section 2.02 or
Section 3.01(b) or is treated as having paid or caused to have been paid pursuant to Section 2.02(d). The amount of any refund or credit of Taxes to which Conexant or Mindspeed is entitled to retain or receive pursuant to the foregoing sentence shall be reduced to take account of any Taxes incurred by the Mindspeed Tax Group, in the case of a refund or credit to which Conexant is entitled, or the Conexant Tax Group, in the case of a refund or credit to which Mindspeed is entitled, upon the receipt of such refund or credit.

                  (b) CARRYBACKS. Unless the parties otherwise agree in writing, Mindspeed shall elect and shall cause each member of the Mindspeed Tax Group to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Distribution Date that could, in the absence of such election, be carried back to a Pre-Distribution Taxable Period. Except as otherwise provided in this Agreement, notwithstanding the provisions of Section 2.03(a), (i) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Mindspeed Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Mindspeed Tax Group, (ii) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Conexant Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Conexant Tax Group, and (iii) any refund or credit of Taxes resulting from a carryback of any item of federal Income Taxes attributable to the Conexant/Mindspeed Tax Group (including derivative state and local refunds or credits) shall be for the account and benefit of the Conexant Tax Group.

                  (c) REFUND CLAIMS. Conexant shall be permitted to file at Conexant's sole expense, and Mindspeed shall reasonably cooperate with Conexant in connection with, any claims for refund of Taxes to which Conexant is entitled pursuant to this Section 2.03 or any other provision of this Agreement. Conexant shall reimburse Mindspeed for any reasonable out-of-pocket costs and expenses incurred by any member of the Mindspeed Tax Group in connection with such cooperation. Mindspeed shall be permitted to file at Mindspeed's sole expense, and Conexant shall reasonably cooperate with Mindspeed in connection with, any claims for refunds of Taxes to which Mindspeed is entitled pursuant to this
Section 2.03 or any other provision of this Agreement. Mindspeed shall reimburse Conexant for any reasonable out-of-pocket costs and expenses incurred by any member of the Conexant Tax Group in connection with such cooperation.

                  SECTION 2.04 ALLOCATION OF STRADDLE PERIOD TAXES. In the case of any Straddle Period:

                  (a) PERIODIC TAXES. (i) The periodic Taxes of a member of the Conexant Tax Group or the Mindspeed Tax Group or its business, assets or activities that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period; and (ii) the periodic taxes of a member of the Conexant Tax Group or the Mindspeed Tax Group or its business, assets or activities that are not based on income or receipts for the portion of any Straddle Period beginning on the day after the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period.

                  (b) NON-PERIODIC TAXES. (i) The Taxes of a member of the Conexant Tax Group or the Mindspeed Tax Group or its business, assets or activities for that portion of any Straddle Period ending on the Distribution Date (other than Taxes described in Section 2.04(a) above), shall be computed on a "closing-of-the-books" basis as if such taxable period ended as of the close of business on the Distribution Date, and, in the case of any Taxes of a member of the Conexant Tax Group or the Mindspeed Tax Group or its business, assets or activities with respect to any equity interest in any partnership or other "flowthrough" entity, as if the taxable period of such partnership or other "flowthrough" entity ended on the Distribution Date; and (ii) the Taxes of a member of the Conexant Tax Group or the Mindspeed Tax Group or its business, assets or activities for that portion of any Straddle Period beginning after the Distribution Date (other than Taxes described in Section 2.04(a) above), shall be computed on a "closing-of-the-books" basis as if such taxable period began on the day after the Distribution Date, and, in the case of any Taxes of a member of the Conexant Tax Group or the Mindspeed Tax Group or its business, assets or activities with respect to any equity interest in any partnership or other "flowthrough" entity, as if the taxable period of such partnership or other "flowthrough" entity began as of the day after the Distribution Date.

                  (c) The Taxes of the Conexant Tax Group and the Mindspeed Tax Group with respect to any Tax Return for a Straddle Period which includes a member of each of the Conexant Tax Group and the Mindspeed Tax Group or their respective businesses, assets or activities shall be allocated between the Conexant Tax Group, on the one hand, and the Mindspeed Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation
Section 1.1552-1(a)(2).

                                  ARTICLE III

                        TAX INDEMNIFICATION; TAX CONTESTS

                  SECTION 3.01 INDEMNIFICATION.

                  (a) CONEXANT INDEMNIFICATION. Subject to Section 3.01(b) and Section 3.02, Conexant shall indemnify, defend and hold harmless each member of the Mindspeed Tax Group and each of their respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

                  (i) all Taxes of the Conexant Tax Group other than any Taxes for which Mindspeed is liable pursuant to Section 2.02(e);

                  (ii) all Taxes of the Mindspeed Tax Group for all Pre-Distribution Taxable Periods and all Straddle Periods for which Conexant is liable pursuant to Section 2.02 or 3.02;

                  (iii)    all liability as a result of Treasury Regulation
Section 1.1502-6(a) (which imposes several liability on members of an affiliated group that file a U.S. federal consolidated Income Tax return) or comparable U.S. state or local provision for Income Taxes of any person which is or has ever been affiliated with any member of the Conexant/Mindspeed Tax Group or with which any member of the Conexant/Mindspeed Tax Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Income Tax Return for any Tax period ending on or before or including the Distribution Date except to the extent the Mindspeed Tax Group is liable for such Taxes pursuant to Section 2.02 or 3.02;

                  (iv) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Conexant Tax Group of any representation, warranty, covenant or obligation under this Agreement;

                  (v) all liability for a breach by any member of the Conexant Tax Group of any representation, warranty, covenant or obligation under this Agreement;

                  (vi) all Taxes imposed in connection with the transactions contemplated by the Separation Agreements or any other agreement entered into for the purpose of implementing the Distribution;

                  (vii)    all Taxes for which Conexant is liable pursuant to
Section 3.02; and

                  (viii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Notwithstanding the foregoing and subject to Section 3.01(b) and Section 3.02, Conexant shall not indemnify, defend or hold harmless any member of the Mindspeed Tax Group from any liability for Taxes attributable to any action (including the making of an election under Section 338 of the Code) taken by any member of the Mindspeed Tax Group after the Distribution (other than any such action expressly required or otherwise expressly contemplated by the Separation Agreements or any other agreement entered into for the purpose of implementing the Distribution or taken in the ordinary course of business) (a "POST-DISTRIBUTION TAX ACT").

                  (b) MINDSPEED INDEMNIFICATION. Mindspeed shall be liable for, and shall indemnify, defend and hold harmless each member of the Conexant Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

                  (i) all Taxes of any member of the Mindspeed Tax Group (other than Taxes for which Conexant provides indemnification pursuant to Section 3.01(a));

                  (ii)     all Taxes for which Mindspeed is liable pursuant to
Section 2.02(e).

                  (iii) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Mindspeed Tax Group of any representation, warranty, covenant or obligation under this Agreement;

                  (iv) all liability for a breach by any member of the Mindspeed Tax Group of any representation, warranty, covenant or obligation under this Agreement;

                  (v)      all Taxes for which Mindspeed is liable pursuant to
Section 3.02;

                  (vi)     all Taxes attributable to a Post-Distribution Tax
Act; and

                  (vii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

                  SECTION 3.02 MINDSPEED TAX ACTS

                  (a) Notwithstanding Section 3.01, Mindspeed agrees to indemnify, defend and hold harmless each member of the Conexant Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Taxes resulting from any Mindspeed Tax Act. A Mindspeed Tax Act shall mean any action specified on Schedule 3.02(a) attached hereto.

                  (b) Mindspeed shall, and shall cause each member of the Mindspeed Tax Group to, comply with and take no action inconsistent with the

Mindspeed Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to Conexant or the advice of Chadbourne & Parke LLP or other nationally recognized tax counsel to Conexant, which advice shall be satisfactory to Conexant, such act or omission would not adversely affect the U.S. federal Income Tax consequences of the Distribution to Conexant or the shareowners of Conexant. Notwithstanding Sections 3.01(b)(iv), 3.01(b)(v), 3.01(b)(vii) and 3.01(b)(viii), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(b) shall be as set forth in Section 3.02(a).

                  (c) Notwithstanding the foregoing, a Mindspeed Tax Act shall not include any transaction or action specifically disclosed or specifically described in any of the Separation Agreements or, except as specifically set forth in Schedule 3.02(c) occurring on or prior to the Distribution Date, any action taken on or prior to the Distribution Date. A Mindspeed Tax Act shall not include any action on the part of any member of the Conexant Tax Group.

                  (d) Conexant agrees to indemnify, defend and hold harmless each member of the Mindspeed Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Taxes resulting from any transaction undertaken in connection with the formation of Mindspeed and the contribution of assets to Mindspeed other than any employment Taxes.

                  SECTION 3.03 NOTICE OF INDEMNITY. Whenever a party hereto (hereinafter an "INDEMNITEE") becomes aware of the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Tax Group for any Tax period or require a payment hereunder by the other party (hereinafter an "INDEMNITY ISSUE"), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the "INDEMNITOR") of such Indemnity Issue. The failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent such Indemnitor or a member of its Tax Group is actually prejudiced by such failure to give notice.

                  SECTION 3.04 PAYMENTS.

                  (a)      TIMING ADJUSTMENTS.

                  (i) TIMING DIFFERENCES. If a Tax audit proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Conexant has or would otherwise have under Section 3.01(a) and/or an increase in the amount of a Tax refund or credit to which Conexant is entitled under Section 2.03, then in each Post-Tax Indemnification Period in which the Mindspeed Tax Group Actually Realizes an Income Tax Detriment, Conexant shall pay to Mindspeed an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Conexant shall be required to make under this Section 3.04(a)(i) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Conexant Tax Group for all taxable periods and the Mindspeed Tax Group for all Tax Indemnification Periods as a result of such Timing Difference. Conexant shall make all such payments within ten days after Mindspeed notifies Conexant that the relevant Income Tax Detriment has been Actually Realized.

                  (ii) REVERSE TIMING DIFFERENCES. If a Tax audit proceeding or an amendment to a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity payment obligation of Conexant under Section 3.01(a) and/or a decrease in the amount of a Tax refund or credit to which Conexant is or would otherwise be entitled under
Section 2.03, then in each Post-Tax Indemnification Period in which the Mindspeed Tax Group Actually Realizes an Income Tax Benefit, Mindspeed shall pay to Conexant within ten days after Mindspeed has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit, provided, however, that the aggregate payments which Mindspeed shall be required to make under this
Section 3.04(a)(ii) with respect to Reverse Timing Differences shall not exceed the aggregate amount of the Income Tax Detriments realized by the Mindspeed Tax Group and the Conexant Tax Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

                  (b) TIME FOR PAYMENT. Except as otherwise provided in this Section 3.04(b), any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, provided that in no event shall such payment be required to be made earlier than five (5) Business Days prior to the date on which the relevant Taxes (including estimated Taxes) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority. Notwithstanding any other provision in this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $100,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to thirty days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $100,000 payment obligations arising during such calendar quarter exceeds $250,000.

                  (c) PAYMENTS NET OF TAXES AND TAX BENEFITS. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient's Tax Group arising from the incurrence or payment by such recipient's Tax Group of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the recipient's Tax Group as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of accrual of any payment hereunder. Except as otherwise provided in this Agreement or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient's Tax Group has Actually Realized such Tax cost or Tax benefit.

                  (d) RIGHT TO OFFSET. Any party making a payment under this Agreement shall have the right to reduce any such payment by any undisputed amounts owed to it by the other party to this Agreement.

                  (e) CHARACTERIZATION OF PAYMENTS. It is the intention of the parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

                  SECTION 3.05 TAX CONTESTS. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate
(a) in all conferences, meetings and proceedings with any Tax Authority, the subject matter of which is or includes an Indemnity Issue and (b) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has responsibility for filing the Tax Return under this Agreement (the "RESPONSIBLE PARTY") with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Tax Authority and shall control all audits and similar proceedings. If no Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The Responsible Party agrees to cooperate in the settlement of any

Indemnity Issue with the other party and to take such other party's interests into account.

                                   ARTICLE IV

                         OPTIONS; COMPENSATION PAYMENTS;
                       INTEREST CHARGE FOR LATE PAYMENTS;
              CURRENCY CALCULATIONS; EFFECTIVE TIME OF TRANSACTIONS

                  SECTION 4.01 STOCK OPTIONS; RESTRICTED SHARES.

                  (a) STOCK OPTION ADJUSTMENTS. Conexant Common Stock Options outstanding at the time of the Distribution will be adjusted in accordance with the terms of the Employee Matters Agreement. Conexant Restricted Shares outstanding at the time of the Distribution will be adjusted in accordance with the terms of the underlying plan and award for such Conexant Restricted Shares and the Distribution Agreement.

                  (b) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless the IRS issues a contrary private letter ruling to Conexant or Mindspeed, or Conexant and Mindspeed otherwise agree in writing, (i) the Conexant Tax Group (and not the Mindspeed Tax Group) shall claim any Post-Distribution Date Tax deductions in respect of Conexant Common Stock Options exercised by, or Conexant Restricted Shares held by, Conexant Group Employees and Former Employees, (ii) the Conexant Tax Group (and not the Mindspeed Tax Group) shall claim any Post-Distribution Date Tax deductions in respect of Mindspeed Common Stock Options exercised by, or Mindspeed Restricted Shares held by, Conexant Group Employees and Former Employees and Conexant shall pay to Mindspeed the amount received as a result of any Tax benefit realized in respect of such Tax deductions within ten days after such amount is Actually Realized by Conexant, (iii) the Mindspeed Tax Group (and not the Conexant Tax Group) shall claim any Post-Distribution Date Tax deductions in respect of Conexant Common Stock Options exercised by, or Conexant Restricted Shares held by, Mindspeed Group Employees and Former Employees and Mindspeed shall pay to Conexant the amount received as a result of any Tax benefit realized in respect of such Tax deductions within ten days after such amount is Actually Realized by Mindspeed, and (iv) the Mindspeed Tax Group (and not the Conexant Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of the Mindspeed Common Stock Options exercised by, or Mindspeed Restricted Shares held by, Mindspeed Group Employees and Former Employees. In the case of Skyworks stock options and Skyworks restricted stock held by Mindspeed Group Employees and Former

Employees, to the extent the tax allocation agreement between Conexant and Skyworks dated as of June 25, 2002 allocates the Tax deduction to the employer corporation, Mindspeed shall, within ten days after any Tax refund or credit arising in respect of the Tax deduction with respect to such stock options and restricted stock is Actually Realized by Mindspeed, pay such amount to Skyworks.

                  (c)      NOTICES, WITHHOLDING, REPORTING.

                  (i) Conexant shall promptly notify Mindspeed of any post-Distribution Date event giving rise to income to any Mindspeed Group Employees and Former Employees in connection with the Conexant Common Stock Options and Conexant Restricted Shares and, if required by law, Mindspeed shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Conexant shall within ten days of demand thereof reimburse Mindspeed for all reasonable out-of-pocket expenses incurred in connection with the Conexant Common Stock Options and Conexant Restricted Shares, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Mindspeed shall use reasonable efforts to collect any such amounts required to be paid by Mindspeed Group Employees and Former Employees from such Mindspeed Group Employees and Former Employees.

                  (ii) Mindspeed shall promptly notify Conexant of any post-Distribution Date event giving rise to income to any non-Mindspeed Group Employees and Former Employees in connection with the Mindspeed Common Stock Options and Mindspeed Restricted Shares and, if required by law, Conexant shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Mindspeed shall within ten days of demand thereof reimburse Conexant for all reasonable out-of-pocket expenses incurred in connection with the Mindspeed Common Stock Options and Mindspeed Restricted Shares, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Conexant shall use reasonable efforts to collect any such amounts required to be paid by non-Mindspeed Group Employees and Former Employees from such non-Mindspeed Group Employees and Former Employees.

                  (d) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of Section 4.01(b), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.03, that all or a portion of the Tax deductions in respect of Conexant Common Stock Options and Conexant Restricted Shares or Mindspeed Common Stock Options and Mindspeed Restricted Shares should have been claimed by the Mindspeed Tax Group or the Conexant Tax Group, respectively, the Mindspeed Tax Group or the Conexant Tax Group, respectively, shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Conexant or Mindspeed, as the case may be, the amount of any Tax refund or credit arising in respect of such Tax deduction within ten days after such Tax refund or credit is Actually Realized by the Mindspeed Tax Group or the Conexant Tax Group, as the case may be.

                  (e)      STATUS OF DIRECTORS. For purposes of this Section
4.01 (except as it relates to employment and withholding Taxes), (i) Conexant or Mindspeed Common Stock Options and Restricted Shares held by present or former non-employee members of the Conexant Board of Directors shall be treated as held by present or former employees of Conexant, (ii) Conexant or Mindspeed Common Stock Options and Restricted Shares held by present or former non-employee members of the Mindspeed Board of Directors shall be treated as held by present or former employees of Mindspeed, and (iii) notwithstanding (i) or (ii) above, Conexant or Mindspeed Common Stock Options and Restricted Shares held by individuals who, as of the Distribution Date, were both non-employee members of the Conexant Board of Directors and non-employee members of the Mindspeed Board of Directors shall be treated as (A) employees of Conexant with respect to Conexant Common Stock Options exercised by, or Conexant Restricted Shares held by, such individuals and (B) employees of Mindspeed with respect to Mindspeed Common Stock Options exercised by, or Mindspeed Restricted Shares held by, such individuals.

                  SECTION 4.02 COMPENSATION PAYMENTS.

                  (a) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless Conexant and Mindspeed otherwise agree in writing, (i) the Boeing Tax Group (and not the Conexant Tax Group or the Mindspeed Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid to Mindspeed Group Employees and Former Employees who ceased employment on or before December 6, 1996 and Conexant shall pay to Mindspeed the amount received from Rockwell as a result of any Tax benefit realized in respect of such Tax deductions within ten days after such amount is received by Conexant, (ii) the Rockwell Tax Group (and not the Conexant Tax Group or the Mindspeed Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Rockwell Tax Group to Mindspeed Group Employees and Former Employers; (iii) the Mindspeed Tax Group (and not the Conexant Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Mindspeed Tax Group to all other Mindspeed Group Employees and Former Employees, and (iv) the Conexant Tax Group (and not the Mindspeed Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Conexant Tax Group to all other Mindspeed Group Employees and Former Employees.

                  (b) NOTICES, WITHHOLDING, REPORTING. The party responsible for making the Compensation Payments pursuant to the Employee Matters Agreement shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection with the Compensation Payments made to all Mindspeed Group Employees and Former Employees.

                  (c) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of Section 4.02(a), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.03, that all or a portion of the Tax deductions in respect of Compensation Payments paid to Mindspeed Group Employees and Former Employees was not available to the party claiming the Tax deduction, then the appropriate party shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to the party which had previously claimed such Tax deduction, within ten days after such Tax deduction has been Actually Realized by the such appropriate party, the amount of the resulting Tax benefit to such appropriate party.

                  SECTION 4.03 CHANGE IN LAW. Notwithstanding the agreement with respect to reporting of Tax items and the claiming of the deductions set forth in Article 4 of this Agreement, neither the Mindspeed Tax Group nor the Conexant Tax Group shall have any obligation to report any such Tax items or claim such deductions as set forth in such Article in the event that either such party determines, based on an opinion of nationally recognized tax counsel, which opinion shall be satisfactory to the other party, that there is no substantial authority to support reporting such Tax items or claiming such deductions on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Tax Group provides prompt notice to the other Tax Group of any such determination.

                  SECTION 4.04 INTEREST CHARGE FOR LATE PAYMENTS. Any amount due and owing by one party to the other party pursuant to this Agreement that is not paid when due shall bear interest from the due date thereof until paid at a rate equal to the JPMorgan Chase Bank base rate in effect from time to time during such period plus 1%.

                  SECTION 4.05 CURRENCY CALCULATIONS. All currency calculations shall be made in accordance with Section 7.09 of the Distribution Agreement.

                  SECTION 4.06 EFFECTIVE TIME OF TRANSACTION. Conexant and Mindspeed agree that any transaction that, pursuant to the Distribution Agreement, is expressly effective immediately after the Time of Distribution shall be treated for federal Income Tax purposes as occurring at the beginning of the day following the Distribution Date.

                                    ARTICLE V

                     COOPERATION AND EXCHANGE OF INFORMATION

                  SECTION 5.01 INCONSISTENT ACTIONS. Each party to this Agreement agrees (i) to, and to cause each of the relevant members of its Tax Group to, report the Distribution as a transaction described in Section 368(a)(1)(D) of the Code on all Tax Returns and other filings, (ii) to use its best efforts to ensure that the Distribution receives such treatment for U.S. federal Income Tax purposes and (iii) that, unless it has obtained the prior written consent of the other party, it (and the members of its Tax Group) shall not take any action inconsistent with, or fail to take any action required by, the Separation Agreements.

                  SECTION 5.02 [INTENTIONALLY OMITTED].

                  SECTION 5.03 [INTENTIONALLY OMITTED].

                  SECTION 5.04 COOPERATION AND EXCHANGE OF INFORMATION. Each party hereto agrees to provide, and to cause each member of its Tax Group to provide, such cooperation and information as such other party shall request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect of Taxes or to carry out the provisions of this Agreement. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an officer of Conexant as an officer of Mindspeed and each of its affiliates (for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Tax Authorities and defending audits); promptly forwarding to the other party, where relevant, copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the Tax Indemnification Period; providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Tax Authorities, including without limitation, foreign Tax Authorities, and records concerning the ownership and Tax basis of property, which either party may possess; and making its employees involved in the research and development process available to the other party and having such employees provide such assistance as the other party may require for such purposes, provided, however, that neither party shall be obligated to provide the other party Tax Returns, documentation or other information of a proprietary or confidential nature for purposes of verifying any calculation, and provided further, that in any such case where one party does not provide the other party with Tax Returns, documentation or information because it is proprietary or confidential, both parties shall cooperate in developing mutually acceptable procedures including retaining a mutually agreeable accounting firm to review such Tax Returns, documentation or information for purposes of verifying such calculation. Subject to the rights of the Mindspeed Tax Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the Mindspeed Tax Group with respect to Tax Returns for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its affiliates to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

                  SECTION 5.05 TAX RECORDS.

                  (a) Conexant and Mindspeed agree to (and to cause each member of their respective Tax Group to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, for a period of at least ten years following the Distribution Date and (ii) allow the party to this Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as Conexant and Mindspeed may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (A) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the records proposed to be destroyed or disposed of and (B) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

                  (b) Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section 5.05(a) hereof, the party failing so to comply shall be liable for, and shall hold the other party, harmless from, any Taxes (including without limitation, penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party's failure to comply.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 6.01 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement, the Distribution Agreement, the other Separation Agreements and the Financing Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Separation Agreements to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Separation Agreement, the provisions of this Agreement will control.

                  SECTION 6.02 EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

                  SECTION 6.03 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by the Separation Agreements, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Time of Distribution.

                  SECTION 6.04 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                  SECTION 6.05 NOTICES. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand, telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three (3) Business Days after being so mailed (one (1) Business Day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth in Section 7.04 of the Distribution Agreement, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                  SECTION 6.06 AMENDMENTS. This Agreement may not be amended, modified or supplemented except by a written agreement executed by Conexant and Mindspeed.

                  SECTION 6.07 SUCCESSORS AND ASSIGNS. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party in its sole and absolute discretion other than as expressly provided herein, any party may (without obtaining any consent) assign any of its rights hereunder to a successor to all or any part of its business. Any such conveyance, assignment or transfer requiring the prior written consent of another party which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

                  SECTION 6.08 CAPTIONS; CURRENCY. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement or in any schedule referred to herein to dollars or "$" shall mean U.S. dollars.

                  SECTION 6.09 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

                  SECTION 6.10 PARTIES IN INTEREST. Except for the provisions of
Article III relating to Tax Indemnification, this Agreement is solely for the benefit of the parties hereto and the respective members of their Tax Group and should not be deemed to confer upon third parties (including any employee of Conexant or

Mindspeed or of any Conexant or Mindspeed subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  SECTION 6.11 SCHEDULES. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

                  SECTION 6.12 TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Conexant Board without the approval of Mindspeed or Conexant's shareowners. In the event of such termination, neither party will have any liability of any kind to the other party on account of such termination.

                  SECTION 6.13 WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Subject to Section 6.17, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

                  SECTION 6.14 COUNTERPARTS. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

                  SECTION 6.15 PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Tax Group.

                  SECTION 6.16 INTERPRETATION. Any reference to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof ", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation".

                  SECTION 6.17 DISPUTE RESOLUTION. Any dispute, claim or controversy arising out of or relating to any provision of this Agreement or the breach, performance or validity thereof will be resolved in accordance with the procedures set forth in Section 7.05 of the Distribution Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

                                 CONEXANT SYSTEMS, INC.

                                 By: /s/ Dennis E. O'Reilly
                                     ----------------------------------------
                                     Name:  Dennis E. O'Reilly
                                     Title: Senior Vice President, General
                                              Counsel and Secretary

                                 MINDSPEED TECHNOLOGIES, INC.

                                 By: /s/ Bradley W. Yates
                                     ----------------------------------------
                                     Name:  Bradley W. Yates
                                     Title: Senior Vice President and Chief
                                              Administrative Officer